EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-221044) of At Home Group Inc., and

(2)	Registration Statement (Form S-8 No. 333-217155) pertaining to the GRD Holding I Corporation Stock Option Plan and At Home Group Inc. Equity Incentive Plan of At Home Group Inc.;

of our reports dated March 24, 2021, with respect to the consolidated financial statements and schedule of At Home Group Inc. and the effectiveness of internal control over financial reporting of At Home Group, Inc. included in this Annual Report (Form 10-K) of At Home Group Inc. for the year ended January 30, 2021.

/s/ ERNST & YOUNG LLP

Dallas, Texas
March 24, 2021